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                      SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 15

  Certification and Notice of Termination of Registration under Section 12(g)
       of the Securities and Exchange Act of 1934 or  Suspension of Duty
               to File Reports Under Sections 13 and 15(d) of the
                        Securities Exchange Act of 1934

                         Commission File Number 1-9724

                              SpectraVision, Inc.
             (Exact name of registrant as specified in its charter)

               400 North St. Paul, Suite 600, Dallas, Texas 75201
                                 (214) 720-7217
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                Class B Common Stock, $.001 par value per share
            (Title of each class of securities covered by this Form)

                                      None
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

          Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)   [X]       Rule 12h-3(b)(1)(ii)  [ ]
        Rule 12g-4(a)(1)(ii)  [ ]       Rule 12h-3(b)(2)(i)   [ ]
        Rule 12g-4(a)(2)(i)   [ ]       Rule 12h-3(b)(2)(ii)  [ ]
        Rule 12g-4(a)(2)(ii)  [ ]       Rule 15d-6
        Rule 12h-3(b)(1)(i)   [ ]

          Approximate number of holders of record as of the certification or notice date: None.

          Pursuant to the requirements of the Securities Exchange Act of 1934 SpectraVision, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                            SPECTRAVISION, INC.,
                            by its successor, SPI NEWCO, INC.,
                            a Delaware corporation

                            by its counsel, Haynes and Boone, L.L.P.


DATE: October 17, 1996      By:     /s/ William R. Hays III
                               ---------------------------------
                               William R. Hays III